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                                                                      EXHIBIT 8


           [MILLER CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]

                              December 19, 1994

Comerica Incorporated                     University Bank & Trust Company
Corporate Secretary -                     250 Lytton Avenue
Corporate Legal Department                Palo Alto, California  94301
500 Woodward Avenue
33rd Floor
Detroit, Michigan  48226

Gentlemen:

        We have acted as counsel to Comerica Incorporated, a Delaware corporation and bank holding company ("Comerica"), in connection with the contemplated merger (the "Merger") of Comerica Interim Incorporated, a California corporation and a wholly-owned subsidiary of Comerica ("Interim") with and into University Bank & Trust Company, a California bank ("UBT"), pursuant to an Agreement and Plan of Reorganization and Merger, dated as of October 4, 1994, by and among UBT, Interim and Comerica (the "Merger Agreement").

       This opinion has been delivered in connection with Section 7.1.6 of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

       In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the facts contained in certain statements and representations made by executives of Comerica. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement. In addition, we have relied upon, without independent investigation, and our opinion is conditioned upon the accuracy of the representations made to us set forth in a subsequent part of this letter. We have relied upon, without independent investigation, and our opinion is conditioned upon, among other things, the initial accuracy of such facts, information, covenants, statements and representations as well as
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the absence of any change in the foregoing material to this opinion between the date of this opinion and the Closing Date.

       Finally, we have relied upon and this opinion is conditioned on the accuracy of the representations contained in the attached Representation Certificates from UBT and from Comerica and Interim as being true in all material respects as of the date hereof. These Representation Certificates are attached hereto as Exhibit A and B, respectively.

       In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

OPINION

       Based solely upon the foregoing, we are of the opinion that under current law:

                 (i) the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Comerica, UBT and Interim each will be a party to the reorganization within the meaning of Section 368(b) of the Code;

                 (ii) no gain or loss will be recognized by Comerica, UBT or Interim as a consequence of the Merger.

       The tax consequences described above may not be applicable to a shareholder who received UBT Common Stock pursuant to exercise of an employee stock option or otherwise as compensation.

       Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger, or of any transactions related thereto. We are furnishing this opinion to you solely in connection with Section 7.1.6 of the Merger Agreement; this opinion is solely for

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your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

       We hereby consent to the references made to us under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus of Comerica and UBT and to the filing of this opinion as Exhibit (8) to the Registration Statement on Form S-4 of Comerica. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                        Very truly yours,


                        Miller, Canfield, Paddock and Stone, P.L.C.

                        By  /s/ Michael A. Indenbaum
                            -------------------------
                                Michael A. Indenbaum


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